SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V.)

5599 San Felipe, 17th Floor

Houston, Texas 77056

January 31, 2013

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report Under Section 219 of the Iran
Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange
Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Schlumberger N.V. (Schlumberger Limited) has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on January 31, 2013. Such disclosure begins on page 8 of the Annual Report on
Form 10-K and is incorporated by reference herein.

Sincerely,

/s/ Alexander C. Juden
Alexander C. Juden
Secretary and General Counsel